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                     May 1, 2020

       Peter Kies
       Chief Financial Officer
       INOVIO PHARMACEUTICALS, INC.
       660 W. GERMANTOWN PIKE, SUITE 110
       PLYMOUTH MEETING, PA 19462

                                                        Re: INOVIO
PHARMACEUTICALS, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            File No. 001-14888
                                                            Filed March 12,
2020

       Dear Mr. Kies:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences